Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Amendment No. 5 to the Registration Statement on Form S-1 of our report dated July 21, 2006, except for the fourth and fifth paragraphs of Note 13 and the matter described under the caption “Restatement of Financial Statements” in Note 1 which are as of October 2, 2006, and the last paragraph in Note 13 which is as of October 13, 2006 relating to the financial statements of Asthmatx Inc., which appears in such Amendment No. 5 to the Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
San Jose, California
October 13, 2006